Exhibit 99.1

WILLIAMS COAL SEAM GAS ROYALTY TRUST

PRESS RELEASE

Williams Coal Seam Gas Royalty Trust Announces Quarterly Cash Distribution

     DALLAS, TEXAS, February 4, 2005 — Bank of America, N.A., as trustee of Williams Coal Seam Gas Royalty Trust, today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.346311 per unit, payable March 1, 2005 to unitholders of record on February 14, 2005.

     The Trust owns net profits interests in certain proved coal seam gas properties owned by Williams Production Company (WPC) and located in the San Juan Basin of northwestern New Mexico (the “Working Interest Properties”) and southwestern Colorado, including WPC’s 35 percent net profits interest in 5,348 gross acres in La Plata County, Colorado (the “Farmout Properties”). The distribution per unit decreased from $0.372400 to $0.346311 primarily as the result of a decline in production for the fourth quarter of 2004.

     WPC reported that production attributable to its gross interests in the properties burdened by the Trust’s net profits interests was 4.2 trillion British thermal units (TBtu) during the period associated with this quarterly cash distribution compared to 4.5 TBtu during the preceding period. When prior period adjustments are excluded, production in the current quarter was 4.2 TBtu compared to a similar 4.5 TBtu in the preceding quarter. The net contract price per MMBtu for this quarter was $2.60 per MMBtu as compared to $2.38 per MMBtu for previous quarter. WPC also reported approximately 267 infill wells have been drilled and of those, 229 wells are producing as of 1/31/2005, but are not yet in pay status to the Trust. This will occur after aggregate payout has been reached.

     The report of estimated reserve volumes to be published in the 2004 Annual Report and 10-K are estimated to be approximately 37,388,000 mcf with an estimated future net value of $91,665,000 and a discounted value, at 10% discount, of $54,917,000 remaining as of 12/31/04 net to the Royalty Interests. This updated annual reserve report has been prepared based on SEC criteria as of 12/31/04 pricing and estimated quantities. This estimate will be included with the 2004 10-K filing and the 2004 Annual Report. In October 2002, the field rules for the Basin Fruitland Coal Gas Pool in New Mexico were revised to allow an optional second (infill) well in certain designated areas of the pool. As of July 2003, the infill drilling rules were further modified to allow such infill drilling in all areas of the pool. The Trust is entitled to receive 20 percent of the Infill Net Proceeds. The Working Interest Properties contain 450 infill locations of which 249 have been drilled as of 12/31/04 with 201 remaining locations being evaluated as containing proved undeveloped reserves according to SEC guidelines.

     The gas price of $5.440 per Mmbtu used in the projections for the Farmout Properties is based on December 31, 2004 Blanco Hub Index Price reported by WPC. The gas price for the Working Interest Properties is the adjusted price of $3.720 per MMBtu until December 31, 2012, after which the contract will no longer be in effect. Beginning in the year 2013, the gas price is $5.44 per Mmbtu, based on the December 2004 Blanco Hub Index Price.

     The Trust is a grantor trust formed by The Williams Companies, Inc., parent company of WPC, and was designed to provide unitholders with quarterly cash distributions and tax credits under Section 29 of the Internal Revenue Code, which has expired as of 12/31/2002, from certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “WTU”.

     For more information on Williams Coal Seam Gas Royalty Trust, please visit our website at
http://www.wtu-williamscoalseamgastrust.com/.

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CONTACT:
     Ron E. Hooper, Senior Vice President
     Bank of America, N.A., Trustee
     (800) 365-6544